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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                               CONTACT:   Steven G. Felsher
                                                               212-546-2440

                                                               Jan Sneed
                                                               212-546-2422

                GREY GLOBAL GROUP INC. PRICES PRIVATE OFFERING OF
             CONTINGENT CONVERTIBLE SUBORDINATED DEBENTURES DUE 2033

      NEW YORK, N.Y., October 23, 2003 - Grey Global Group Inc. (Nasdaq: GREY) today announced the pricing of $125 million principal amount of its contingent convertible subordinated debentures due 2033 (the "Debentures"). The Company has also granted to the representative of the initial purchasers an option to purchase up to an additional $25 million of the Debentures. The Debentures will pay interest at a rate of 5.0% per annum plus, under certain circumstances beginning in 2013, contingent interest of 0.50% per annum based on the average trading price of the Debentures for a specified period prior to the applicable six-month interest period.

      The Debentures are convertible into shares of Grey Global Group Inc. common stock at an initial conversion price of $961.20 per share, which represents a 35% premium based on the closing price of $712 per share for the common stock on October 22, 2003, provided that any one of several contingencies are met, including that the Company common stock has traded above $1,153.44 for 20 out of 30 trading days for specified periods of time.

      The Debentures may not be redeemed by the Company at its option prior to October 15, 2013, but are redeemable at any time thereafter at par, plus accrued and unpaid interest.

      The Company expects to use the net proceeds from the offering for working capital and other general corporate purposes, which may include, without limitation, possible acquisitions. The Company has no specific agreements or commitments, and is not currently engaged in any negotiations, regarding any material acquisition.

      This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities offered have not been registered under the Securities Act or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

      This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for the Company, including those relating to whether or not the Company will consummate the offering and the anticipated use of


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proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.


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